November 9, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read Item 4 of Form 8-K dated November 9, 1998, of Greenstone Roberts Advertising, Inc. and are in agreement with the statements contained in the first paragraph, and the second and third paragraphs as it relates to the fiscal year ended October 31, 1997 and the interim period from October 31, 1997 to November 2, 1998, on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

                                        /s/ Ernst & Young LLP